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                                                                  EXHIBIT 10.4.3

                             [CIT GROUP LETTERHEAD]

                                November 1, 1996

Mossimo, Inc.
15320 Barranca Parkway
Irvine, CA 92718

Gentlemen:

    Reference is made to the factoring agreement between you and us (as successor to The CIT Group/ Factoring Manufacturers Hanover (Del.), Inc.) dated January 2, 1990, as supplemented and amended (the "Agreement").

    This shall confirm our mutual understanding and agreement that effective November 1, 1996:

        1. With respect to Accounts on which we bear the risk as to credit, the commission rate referred to in paragraph 15 of the Agreement shall be reduced from seven-tenths of one percent (.70%) to one-half of one percent (.50%) on the gross amount of all such Accounts factored with us each month, less trade and cash discounts, until such time as the difference between the aggregate amount of commissions that would have been paid by you to us had the commission rate remained at .70% and the aggregate amount of commissions that are actually paid by you to us at the lower rate of .50% is equal to $144,000.00. Thereafter, the commission rate shall increase to six-tenths of one percent (.60%) on the gross amount of all such Accounts factored with us during each month, less trade and cash discounts.

        2. The collection days set forth in paragraph 6 of the Agreement shall be reduced from three (3) days to two (2) days.

    This shall further confirm our mutual understanding and agreement that, any provision of the Agreement to the contrary notwithstanding and provided that we continue to assist you in establishing or opening all Letters of Credit required by you, effective November 1, 1996, we shall credit your account with any and all amounts thereafter received by us from customers of your Womenswear Division which represent discounts to which such customers were entitled but which were not taken by them ("Forfeited Discounts"), such remittances to be credited to your account as of the end of each calendar quarter, subject to our right to apply any amounts due to you in respect of Forfeited Discounts in reduction of any debt balance in your account and subject to our right to hold such amounts as security for your indebtedness and obligations to us. The foregoing notwithstanding, the amount to be credited to your account and remitted to you by us pursuant to the Agreement in respect of any Account (as defined in the Agreement) which we have approved as to credit and which remains unpaid solely because of the financial inability of the customer to pay shall not exceed the Net Sales (as defined in the Agreement) of such Account.

    No other change in the terms and conditions of the Agreement is hereby intended or implied.
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    If the foregoing confirms your understanding of our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                     Very truly yours,

                                     THE CIT GROUP/COMMERCIAL SERVICES,
                                     INC.

                                     By:                 /s/
                                          ---------------------------------
                                     Name:
                                     Title: V.P.

  Read and Agreed to:

  MOSSIMO, INC.

  By:        /s/ TONY CHERBAK
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  Name: Tony Cherbak
  Title: CFO